Exhibit 4.1

ASSIGNMENT AND NOVATION AGREEMENT

This Assignment and Novation Agreement (this “Agreement”) is dated effective as of December 20, 2016 (the “Effective Date”), by and among Offshore Merchant Partners Asset Yield Fund, L.P., a Guernsey limited partnership (“Fund”), OMP AY Preferred Limited, a company with limited liability organized under the laws of the Republic of Malta (“Investor”); and KNOT Offshore Partners LP, a limited partnership organized under the laws of the Republic of the Marshall Islands (“KNOP”). Each of Fund, Investor and KNOP are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Fund and KNOP entered into that certain Series A Preferred Unit Purchase Agreement dated December 6, 2016 (the “Purchase Agreement”) to provide for the purchase by Fund from KNOP of the Purchased Units (as defined in the Purchase Agreement).

B. Whereas pursuant to Section 8.16 of the Purchase Agreement, Fund has agreed to assign and transfer, and Investor has agreed to accept and pay for, all of Fund’s rights, interests and obligations under the Purchase Agreement.

C. The Parties have entered into this Agreement to memorialize their understanding that, as of the Effective Date, Fund is and will be released from, and have no further liability for, any obligations or liabilities under the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

1. Assignment and Assumption. Fund hereby assigns, and Investor fully assumes and agree to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), all of Fund’s obligations under the Purchase Agreement regardless of whether such obligations arose before, at or after the Effective Date (collectively, the “Assumed Obligations”).

2. Novation. KNOP will look solely to Investor and its successors and permitted assigns for satisfaction and performance of the Assumed Obligations, without recourse whatsoever to Fund. Fund hereby agrees that as of the Effective Date, it shall cease to be entitled to any of the rights, interests and benefits under the Purchase Agreement, and KNOP and its affiliates are hereby discharged and released from performing any and all responsibilities to Fund, free from any and all liabilities, claims, demands or actions.

3. Acknowledgment. The Parties hereby acknowledge, confirm and agree that from and after the Effective Date, the Purchase Agreement shall remain in full force and effect as such document is in effect immediately prior to such date.

4. Addresses. Following the Closing, the address given for notice purposes under the Purchase Agreement shall be amended from the current address for Fund to the following address set forth for Investor:

OMP AY Preferred Limited

c/o OMP Capital AS

P.O. Box 2002 Vika

0125 Oslo, Norway

Attn: Jørgen Solem

Phone: + 47 23 11 78 00

Email: contact@omp.no

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main St.

Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson;

John M. Greer

Facsimile: (713) 546-5401

Email: ryan.maierson@lw.com; john.greer@lw.com

5. Further Assurances. The Parties agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are reasonably necessary or useful to carry out the purposes of this Agreement.

6. Waivers. Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7. Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

8. Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

9. Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

10. No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any person or entity other than the Parties to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Sections 2 and 3 above.

11. Construction. The Parties acknowledge that (a) each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

12. Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

13. Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and each Party hereby irrevocably submits to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law (as defined in the Purchase Agreement), any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

14. Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. A Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

OFFSHORE MERCHANT PARTNERS ASSET YIELD FUND, L.P. By: OMP Asset Yield General Partner, L.P., its general partner By: OMP Asset Yield (GP) Limited, its general partner

By:	/s/ Håvard Vikse
Name:	Håvard Vikse
Title:	Director

OMP AY Preferred Limited

By:	/s/ Håvard Vikse
Name:	Håvard Vikse / Guido Mizzi
Title:	Director / Director

KNOT OFFSHORE PARTNERS LP

By:	/s/ John Costain
Name:	John Costain
Title:	Chief Executive Officer